Exhibit 10.16

BILLIONTOONE, INC.

2627 Hanover St, Palo Alto, CA 94304

Oguzhan Atay

Dear Oguzhan Atay:

BillionToOne, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1. Position. You will start in a full-time position as Chief Executive Officer and you will report to the Company’s Board of Directors. You will perform the duties customarily performed by an employee in your position. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Compensation and Employee Benefits. You will be paid as compensation for services at a gross rate of $80,000.00 per year, of which $10,000 will be paid immediately as a bonus, and the rest will be payable on the Company’s regular payroll dates. The yearly salary will increase to $140,000.00 per year upon closing of next round of at least $1,000,000 fundraising in 2017. In addition, 3,000,000 Common Shares that you currently hold will continue to vest as specified in the original Restricted Stock Purchase Agreement between you and the Company and as determined by the Company’s Board of Directors. As an employee of the Company, you will be eligible to participate in those Company-sponsored benefits generally made available to all employees. These benefits will include the payment for or reimbursement of a healthcare insurance plan available to employees.

3. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. “At will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

4. Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

5. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of the terms of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b) Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

(d) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this letter or any notices required by applicable law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

Your start date will be January 14, 2017.

Very truly yours,

BILLIONTOONE, INC.

By:	/s/ David Tsao
David Tsao, President

OGUZHAN ATAY

By:	/s/ Oguzhan Atay